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                   COCA-COLA ENTERPRISES INC.
                    (a Delaware corporation)

                     Senior Debt Securities

                         TERMS AGREEMENT

                                          Date:  January 6, 1998
TO:  COCA-COLA ENTERPRISES INC.
     2500 Windy Ridge Parkway
     Atlanta, Georgia 30339

RE:  Underwriting Agreement dated September 25, 1996

                     SENIOR DEBT SECURITIES


Title of Senior
Debt Securities:    6.75% Debentures Due 2038

Principal amount
to be issued:       $250,000,000

Current ratings:    A3/A+

Interest Rate:      6.75%

Interest payment    Payable on January 15 and July 15 of
dates:              each year, commencing July 15, 1998

Date of maturity:   January 15, 2038

Redemption          N/A
provisions:

Sinking fund        None
requirements:

Delayed Delivery    Not authorized
Contracts:

Fee:                .875%

Public offering     99.805%, plus accrued interest from
price:              January 9, 1998


Closing date and location:  January 9, 1998, at 10:00 a.m., New
York City time, at the offices of Cleary, Gottlieb, Steen &
Hamilton, One Liberty Plaza, New York, New York  10006.

Notice to the Underwriters pursuant to Section 11 of the Underwriting Agreement shall be given to: Lehman Brothers Inc., 3
World Financial Center, New York, New York  10285, Attention:
Robert H. Swindell.



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Place of delivery of Securities:  Through the facilities of The
Depository Trust Company to the account of Lehman Brothers Inc.,
3 World Financial Center, New York, New York  10285.

Modifications to the Underwriting Agreement:

     The Senior Debt Securities are being sold hereunder pursuant to the Company's registration statements on Form S-3 (No. 33-62757 and No. 333-18569), pursuant to which the Company has registered up to $2,500,000,000 aggregate principal amount of Senior Debt Securities.

     Section 2: Payment for all Senior Debt Securities purchased hereunder shall be made in immediately available funds on the third business day (unless postponed in accordance with the provisions of Section 9) following the date of this Agreement for the account of the Company maintained at Citibank, N.A., New York, New York, account number 38488726.

     Cleary, Gottlieb, Steen & Hamilton, counsel to the
     Underwriters, will render the opinion referred to in Section
     4(b)(2) of the Underwriting Agreement.

     The Senior Debt Securities will trade in The Depository Trust Company's Same-Day Funds Settlement System until maturity, and secondary market trading activity for the Senior Debt Securities will, therefore, settle in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds.

Each Underwriter listed below severally agrees, subject to the terms and provisions of the above-referenced Underwriting
Agreement, which is incorporated herein in its entirety and made a part hereof, to purchase the principal amounts of Senior Debt
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Securities set forth opposite its name below:

Underwriter                       6.75% Debentures Due
                                          2038

Lehman Brothers Inc.                   $83,340,000
Morgan Stanley & Co.                   $83,330,000
Incorporated
Salomon Brothers Inc                   $83,330,000
Total                                 $250,000,000


                              LEHMAN BROTHERS INC.
                              MORGAN STANLEY & CO. INCORPORATED
                              SALOMON BROTHERS INC

                              BY LEHMAN BROTHERS INC.

                                /S/ ROBERT H. SWINDELL
                              By_________________________
                               Name:  Robert H. Swindell
                               Title: Managing Director


Accepted:

COCA-COLA ENTERPRISES INC.

    /S/ VICKI R. PALMER
By___________________________
 Name:  Vicki R. Palmer
 Title: Vice President and Treasurer